Exhibit 10.24

DUPONT FABROS TECHNOLOGY, INC.

Stock Award and LTIP Award Agreement

THIS STOCK AWARD AND LTIP AWARD AGREEMENT (the “Agreement”), effective as of the 18th day of October, 2007, governs the Stock Award and the award of LTIPs granted by DUPONT FABROS TECHNOLOGY, INC., a Maryland corporation (the “Company”), to HOSSEIN FATEH (the “Participant”), in accordance with and subject to the provisions of the Company’s 2007 Equity Compensation Plan (the “Plan”). A copy of the Plan has been made available to the Participant. All terms used in this Agreement that are defined in the Plan have the same meaning given them in the Plan.

1. Grant of Awards. In accordance with the Plan, and effective as of October 18, 2007 (the “Date of Grant”), the Company granted to the Participant, subject to the terms and conditions of the Plan and this Agreement, a Stock Award of              shares of Common Stock (the “Stock Award”) and an award of                      LTIP Units (the “LTIP Award”).

2. Vesting. The Participant’s interest in the Stock Award and the LTIP Award shall be vested and nonforfeitable as of the Date of Grant.

3. Transferability. The shares of Common Stock covered by the Stock Award are transferable as of the Date of Grant, subject to the requirements of applicable securities laws. The LTIP Units covered by the LTIP Award are transferable as of the Date of Grant, subject to the provisions of the limited partnership agreement (the “LPA”) of the Operating Partnership.

4. Shareholder Rights. The Participant shall have all of the rights as a shareholder of the Company with respect to the shares of Common Stock covered by the Stock Award, including the right to vote the shares and to receive, free of all restrictions, all dividends on the shares.

5. Rights as a Limited Partner. The Participant shall have the rights as a limited partner of the Operating Partnership as set forth in the LPA with respect to the LTIP Award.

6. Withholding. The Participant and the Company shall make arrangements acceptable to the Company for the satisfaction of any federal, state and local tax withholding requirements associated with the Stock Award and the LTIP Award.

7. No Right to Continued Employment. The grant of the Stock Award and the grant of the LTIP Award do not give the Participant any right with respect to continuance of employment by the Company or an Affiliate, nor shall it interfere in any way with the right of the Company or an Affiliate to terminate his employment at any time.

8. Governing Law. This Agreement shall be governed by the laws of the State of Maryland.

9. Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the Date of Grant and this Agreement, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the Date of Grant.

10. Participant Bound by Plan and the LPA. The Participant hereby acknowledges that a copy of each of the Plan and the LPA has been made available to him and agrees to be bound by all the terms and provisions of the Plan and the LPA.

11. Binding Effect. Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon the Participant and his or her successors in interest and the successors of the Company.

IN WITNESS WHEREOF, the Company and the Participant have executed this Agreement effective as of the date set forth above.

DUPONT FABROS TECHNOLOGY, INC.	HOSSEIN FATEH

By:
Name:
Title:

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